Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-261050) and Form S-3 (333-271337) of our report dated March 25, 2026, with respect to the consolidated financial statements of Stran & Company, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Marlton, New Jersey

March 25, 2026